UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported: February 12, 2017

Function(x) Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York (Address of principal executive offices)	10010 (Zip Code)

(212) 231-0092
(Registrant’s Telephone Number, including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions ( see General Instruction A.2 below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As previously disclosed by Function(x) Inc. (the “Company”) in a Form 8-K filed on June 12, 2015, Sillerman Investment Company IV, LLC (“SIC IV”), an affiliate of Robert F.X. Sillerman, our Executive Chairman and Chief Executive Officer of the Company, agreed to provide a Line of Credit to the Company (the “Line of Credit”).

On February 12, 2017, the Company borrowed an additional $220,814, and on February 15, 2017, the Company borrowed an additional $185,000 under the Line of Credit. The principal amount now outstanding under the Line of Credit is $4,770,400 and the Company is entitled to draw up to an additional $229,600 under the Line of Credit.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
As reported on the Company’s Current Report on Form 8-K filed on July 13, 2016, on July 12, 2016, the Company closed a private placement (the “Private Placement”) of $4,444,444 principal amount of convertible debentures (the “Debentures”) and common stock purchase warrants (the “Warrants”). The Debentures and Warrants were issued pursuant to a Securities Purchase Agreement, dated July 12, 2016 (the “Purchase Agreement”), by and among us and certain accredited investors within the meaning of the Securities Act of 1933, as amended (the “Purchasers”). Upon the closing of the Private Placement, the Company received gross proceeds of $4,000,000 before placement agent fees and other expenses associated with the transaction. The Company used the net proceeds from the transaction for general business and working capital purposes.
As previously disclosed, the Company was in default under the Debentures issued in the Private Placement for failure to make certain amortization payments and for failure to maintain the Minimum Cash Reserve. The Company also failed to make the February 2017 amortization payments, which constitutes another event of default.
Pursuant to the terms of the Debentures, the failure to cure the non-payment of amortization or failure to maintain the Minimum Cash Reserve within three trading days after the due date constituted an Event of Default. Following the occurrence of an event of default, among other things: (1) at the Purchaser’s election, the outstanding principal amount of the Debentures, plus accrued but unpaid interest, plus all interest that would have been earned through the one year anniversary of the original issue date if such interest has not yet accrued, liquidated damages and other amounts owed through the date of acceleration, shall become, immediately due and payable in either cash or stock pursuant to the terms of the Debentures; and (2) the interest rate on the Debentures will increase to the lesser of 18% or the maximum allowed by law. In addition to other remedies available to the Purchasers, the Company’s obligation to repay amounts due under the Debentures is secured by a first priority security interest in and lien on all of the Company’s assets and property, including our intellectual property, and such remedies can be exercised by the Purchasers without additional notice to the Company.
Under terms of the $3,000,000 Secured Convertible Note issued in connection with the acquisition of Rant, a default under other indebtedness owed by us constitutes a default under the Rant Note. As a result of such Event of Default, the holder of the Rant Note has executed a waiver that provides that, until May 15, 2017, the events of default arising out of the failure to pay the amounts due under the Debentures as of the date of the waiver and the failure by us to maintain the Minimum Cash Reserve shall not constitute events of default for purposes of the Rant Note. As a result of the failure to make the January 2017 and February 2017 amortization payments to the Debenture holders, the Rant Note is also in default, and such default is not covered by the foregoing waiver.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUNCTION(X) INC.

Date: February 16, 2017	By:	/s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Executive Vice President